Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
between
INTERCHANGE FINANCIAL SERVICES CORPORATION
and
TD BANKNORTH INC.
DATED AS OF APRIL 13, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2006 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), is entered into by and between Interchange Financial Services Corporation (“Interchange”), a New Jersey corporation, and TD Banknorth Inc. (“TD Banknorth”), a Delaware corporation and a majority-owned subsidiary of The Toronto-Dominion Bank, a Canadian-chartered bank.
RECITALS
          WHEREAS, the respective Boards of Directors of each of Interchange and TD Banknorth have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which a newly-formed transitory subsidiary of TD Banknorth will, subject to the terms and conditions set forth herein, merge with and into Interchange (the “Merger”); and
          WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Interchange Bank, a New Jersey-chartered bank and a wholly-owned subsidiary of Interchange, and TD Banknorth, National Association (“TD Banknorth, NA”), a national bank and a wholly-owned subsidiary of TD Banknorth, will enter into an agreement and plan of merger (the “Bank Merger Agreement”) providing for the merger of Interchange Bank with and into TD Banknorth, NA (the “Bank Merger”), it being intended that the Bank Merger be consummated immediately following consummation of the Merger; and
          WHEREAS, as a material inducement to TD Banknorth to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of Interchange is entering into an agreement, in the form of Exhibit A hereto, pursuant to which such person has agreed, among other things, to vote his or her shares of Interchange Common Stock (as defined herein) in favor of this Agreement; and
          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions;
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
          1.1. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving Interchange or any Subsidiary of Interchange whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Interchange; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of Interchange and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of Interchange) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of Interchange and its Subsidiaries taken as a whole in a single transaction or series of transactions; or (iii) any purchase or other acquisition or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding shares of the common stock of Interchange or any Subsidiary of Interchange whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Interchange, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only Interchange and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.
     “Agreement” has the meaning set forth at the beginning of this document.
     “Bank Merger” has the meaning ascribed thereto in the recitals to this Agreement.
     “Bank Merger Agreement” has the meaning ascribed thereto in the recitals to this Agreement.
     “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
     “BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder.
     “BIF” means the Bank Insurance Fund administered by the FDIC.
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine, the State of New Jersey or Ontario, Canada are authorized or obligated to close.
     “Certificates” has the meaning set forth in Section 3.2(a).
     “Certificate of Merger” has the meaning set forth in Section 2.2(a).
     “Change in Interchange Recommendation” has the meaning set forth in Section 7.3(a).
     “Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” has the meaning set forth in Section 7.2(b).

     “Confidentiality Agreement” has the meaning set forth in Section 7.2(b).
     “Continuing Employees” has the meaning set forth in Section 7.10(a).
     “CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations thereunder.
     “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
     “Effective Time” has the meaning set forth in Section 2.2(a).
     “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit or agency requirement relating to (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, as well as any common law standards relating to environmental protection, human health or safety.
     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended, and the rules and regulations thereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” has the meaning set forth in Section 3.2(a).
     “Fair Housing Act” means the Fair Housing Act, as amended, and the rules and regulations thereunder.
     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.
     “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
     “Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended, and the rules and regulations thereunder.
     “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Indemnified Party” has the meaning set forth in Section 7.7(a).
     “Insurance Amount” has the meaning set forth in Section 7.7(d).
     “Intellectual Property” means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.
     “Interchange” has the meaning set forth in the preamble to this Agreement.
     “Interchange Bank” has the meaning ascribed thereto in the recitals to this Agreement.
     “Interchange Benefit Plans” has the meaning set forth in Section 4.11(a).
     “Interchange Board” means the Board of Directors of Interchange.
     “Interchange Bylaws” means the Bylaws of Interchange, as amended as of the date hereof.
     “Interchange Certificate” means the Amended and Restated Certificate of Incorporation of Interchange, as amended as of the date hereof.
     “Interchange Common Stock” means the common stock, no par value per share, of Interchange.

     “Interchange Contract” has the meaning set forth in Section 4.14(a).
     “Interchange Disclosure Schedule” has the meaning set forth at the beginning of Article IV.
     “Interchange Loans” has the meaning set forth in Section 4.25(a).
     “Interchange Preferred Stock” means the preferred stock, no par value per share, of Interchange.
     “Interchange Recommendation” has the meaning set forth in Section 7.3(a).
     “Interchange Regulatory Agreement” has the meaning set forth in Section 4.15.
     “Interchange Required Vote” has the meaning set forth in Section 4.3(a).
     “Interchange SEC Reports” has the meaning set forth in Section 4.5(a).
     “Interchange Shareholders Meeting” has the meaning set forth in Section 7.3(a).
     “Interchange Stock” means the Interchange Common Stock and the Interchange Preferred Stock.
     “Interchange Stock Options” means options to acquire shares of Interchange Common Stock issued under the Interchange Stock Plans.
     “Interchange Stock Plans” means the following stock compensation plans of Interchange: 2005 Omnibus Stock and Incentive Plan, Stock Option and Incentive Plan of 1997 and Outside Directors’ Incentive Compensation Plan, in each case as amended as of the date hereof.
     “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.
     “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.
     “IRS” means the Internal Revenue Service.
     “Knowledge” as used with respect to a Party (including references to such Person being aware of a particular matter) means those facts that are known to a Party by the executive officers and directors of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by that Party.
     “Lien” means any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest.
     “Litigation” has the meaning set forth in Section 10.7(a).

     “Loans” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.
     “Material Adverse Effect” means (a) with respect to Interchange, a material adverse effect on the business, results of operations or financial condition of Interchange and its Subsidiaries taken as a whole or a material adverse effect on the ability of Interchange to consummate the Merger on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on Interchange and its Subsidiaries the cause of which is (i) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities, (y) U.S. GAAP or (z) regulatory accounting requirements, in any such case applicable to banks or their holding companies generally and not specifically relating to Interchange or any of its Subsidiaries, (ii) the announcement of this Agreement or any action or omission of Interchange or any Subsidiary thereof required under this Agreement or taken or omitted to be taken with the express written permission of TD Banknorth, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, or (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Interchange or its Subsidiaries, provided that a decrease in the trading or market prices of the Interchange Common Stock shall not be considered, by itself, to constitute a Material Adverse Effect; and (b) with respect to TD Banknorth, any effect that materially impairs the ability of TD Banknorth or TD Banknorth, NA to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of TD Banknorth or Merger Sub to consummate the Merger.
     “Merger” has the meaning ascribed thereto in the recitals to this Agreement.
     “Merger Consideration” has the meaning set forth in Section 3.1(a)(iii).
     “Merger Sub” means a New Jersey corporation to be formed and wholly-owned by TD Banknorth as a transitory subsidiary to effect the Merger.
     “National Labor Relations Act” means the National Labor Relations Act, as amended.
     “NJBCA” means the New Jersey Business Corporation Act, as amended.
     “OCC” means the Office of the Comptroller of the Currency.
     “OREO” means other real estate owned.
     “Party” means any of Interchange, TD Banknorth or Merger Sub, and “Parties” shall mean all of Interchange, TD Banknorth and Merger Sub.
     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
     “Proxy Statement” has the meaning set forth in Section 7.1(a).
     “Related Agreements” has the meaning set forth in Section 7.10(i) hereof.
     “Requisite Regulatory Approvals” has the meaning set forth in Section 8.1(b).
     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or which provide payments or benefits measured by the value of its capital stock.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Shareholder Agreements” has the meaning ascribed to such term in the recitals to this Agreement.
     “State Banking Approvals” means such applications, filings, authorizations, orders and approvals as may be required under the banking laws of the states listed in the applicable schedules of Interchange and TD Banknorth.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such Person or a subsidiary of such Person is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
     “Superior Proposal” means, with respect to Interchange, a bona fide written Acquisition Proposal which the Interchange Board concludes in good faith to be more favorable to the shareholders of Interchange, from a financial point of view, than the Merger and the other transactions contemplated by this Agreement after (1) receiving the advice of its financial advisor (which shall be a nationally-recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Article I, except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of Interchange or all or substantially all of the consolidated assets of Interchange and its Subsidiaries.
     “Surviving Corporation” has the meaning set forth in Section 2.1(a).
     “Taxes” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or non-U. S. taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.
     “Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
     “TD Banknorth” has the meaning set forth in the preamble to this Agreement.
     “TD Banknorth, NA” has the meaning ascribed thereto in the recitals to this Agreement.
     “TD Banknorth Benefit Plans” has the meaning set forth in Section 7.10(a).
     “TD Banknorth Board” means the Board of Directors of TD Banknorth.
     “TD Banknorth Disclosure Schedule” has the meaning set forth at the beginning of Article V.
     “TD Banknorth Regulatory Agreement” has the meaning set forth in Section 5.9.
     “TD Banknorth SEC Reports” has the meaning set forth in Section 5.5.
     “Termination Fee” has the meaning set forth in Section 9.2(b).
     “Treasury Stock” means all shares of Interchange Stock that are (i) owned directly by Interchange as treasury stock or (ii) owned directly by TD Banknorth, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.
     “USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
     “U.S. GAAP” means accounting principles generally accepted in the United States of America.

     “Voting Debt” means any bond, debenture, note or other indebtedness which has the right to vote on any matter on which a Person’s shareholders may vote.
ARTICLE II
THE MERGER
          Section 2.1. The Merger.
          (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time Merger Sub shall merge with and into Interchange in accordance with Section 14A:10-1 of the NJBCA, the separate corporate existence of Merger Sub shall cease and Interchange shall survive and continue to exist as a corporation incorporated under the NJBCA (Interchange, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).
          (b) Name. The name of the Surviving Corporation shall be “Interchange Financial Services Corporation.”
          (c) Certificate and Bylaws. The Interchange Certificate as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms. The Interchange Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms.
          (d) Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of Merger Sub immediately prior to the Effective Time, each of whom shall serve until such time as his or her successor is duly elected and qualified.
          (e) Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in Section 14A:10-6 of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and Interchange shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and Interchange shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          Section 2.2. Effective Date and Effective Time; Closing.
          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), Merger Sub and Interchange shall file a certificate of merger relating to the Merger with the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA (the “Certificate of Merger”) on (i) a date selected by TD Banknorth after such satisfaction or waiver which is no later than the later of (A) five Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which TD

Banknorth and Interchange may mutually agree in writing, provided that in no event shall the Certificate of Merger be filed, or the Merger be consummated, prior to January 1, 2007. The Merger provided for herein shall become effective upon filing of the Certificate of Merger or on such date and at such later time as may be specified therein (the “Effective Time”).
          (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of TD Banknorth in Portland, Maine, or at such other place, at such other time, or on such other date as the Parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to the Parties the opinions, certificates and other documents required to be delivered under Article VIII hereof.
ARTICLE III
CONSIDERATION AND EXCHANGE PROCEDURES
          3.1. Effect on Capital Stock.
          (a) At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:
(i)	each share of Merger Sub common stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Interchange Common Stock;

(ii)	each share of Interchange Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefore; and

(iii)	with the exception of Treasury Stock and the shares of restricted Interchange Common Stock cancelled and paid for pursuant to Section 3.3, each outstanding share of Interchange Common Stock which is issued and outstanding prior to the Effective Time shall become and be converted into the right to receive $23.00 in cash, without interest (the “Merger Consideration”).
          3.2. Exchange Procedures.
          (a) TD Banknorth shall appoint an agent, which shall be reasonably acceptable to Interchange (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Interchange Common Stock (the “Certificates”) for the Merger Consideration.
          (b) No later than five (5) Business Days following the Effective Time, TD Banknorth shall cause the Exchange Agent to mail or make available to each holder of record of a Certificate a notice and letter of transmittal reasonably satisfactory to Interchange disclosing the effectiveness of the Merger and the procedure for exchanging Certificates for the Merger Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.
          (c) At or prior to the Effective Time, TD Banknorth shall deliver, or cause TD Banknorth, NA to deliver, by wire transfer in immediately available funds, to the Exchange Agent for the benefit of the holders of Certificates (other than the holders of Treasury Stock) an amount of cash equal to the aggregate Merger Consideration for payment of the aggregate Merger Consideration to such holders of Certificates.
          (d) Each holder of any outstanding Certificate (other than holders of Treasury Stock) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the prompt payment of the Merger Consideration. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as provided in Section 3.1, evidence ownership of only the right to receive the Merger Consideration without interest.
          (e) The Exchange Agent and TD Banknorth, as the case may be, shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate as provided in this Section 3.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the Exchange Agent or TD Banknorth. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (f) Any portion of the cash delivered to the Exchange Agent by TD Banknorth or TD Banknorth, NA pursuant to Section 3.2(c) that remains unclaimed by the former shareholders of Interchange for six months after the Effective Time shall be delivered by the Exchange Agent to TD Banknorth or TD Banknorth, NA, as applicable. Any shareholders of Interchange who have not theretofore complied with Section 3.2(d) shall thereafter look only to TD Banknorth for the Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of TD Banknorth or TD Banknorth, NA, as applicable (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the Parties hereto shall be liable to any holder of Interchange Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. TD Banknorth, TD

Banknorth, NA and the Exchange Agent shall be entitled to rely upon the stock transfer books of Interchange to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.
          (g) The Exchange Agent, TD Banknorth or TD Banknorth, NA shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any state, local or foreign tax law or regulation thereunder. To the extent that amounts are so withheld by the Exchange Agent, TD Banknorth or TD Banknorth, NA, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.
          3.3. Interchange Stock Options and Other Equity Awards. Immediately prior to the Effective Time, each Interchange Stock Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by Interchange immediately prior to the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable per share exercise price of that option by (ii) the number of shares of Interchange Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding. Immediately prior to the Effective Time, each unvested share of restricted Interchange Common Stock granted under the Interchange Stock Plans which is then outstanding shall be terminated and the holder thereof shall be paid by Interchange an amount equal to the Merger Consideration therefor. Subject to the foregoing, the Interchange Stock Plans and all Interchange Stock Options and other equity awards issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, Interchange shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.3, including, without limitation, the provision of any notices to holders of Interchange Stock Options and other equity awards thereunder as may be provided for in the Interchange Stock Plans and the adoption of any necessary amendments to such plans. Interchange also shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Interchange Stock Option or other unvested equity award with respect to the termination of such Interchange Stock Option or other unvested equity award and the payment therefor in accordance with the terms of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INTERCHANGE
          At least one day prior to the execution and delivery of this Agreement, Interchange has delivered to TD Banknorth a schedule (the “Interchange Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Interchange’s representations or warranties contained in this Article IV, or to one of Interchange’s covenants contained in Article VI. Except as set forth in the corresponding section of the Interchange Disclosure Schedule, Interchange hereby represents and warrants to TD Banknorth as follows:

          Section 4.1. Corporate Organization.
          (a) Interchange is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Interchange is registered with the Federal Reserve Board as a bank holding company under the BHC Act. Interchange has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Interchange is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange.
          (b) The copies of the Interchange Certificate and Interchange Bylaws that have been filed by Interchange with the SEC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
          (c) The only direct subsidiaries of Interchange are (i) Interchange Bank, a New Jersey-chartered bank and the only subsidiary of Interchange that is a depository institution (as defined at 12 U.S.C. §1813(c)(1)), (ii) Clover Leaf Mortgage Company, which is currently not engaged in any business activity, and (iii) Interchange Statutory Trust I and Interchange Statutory Trust II, which were formed for the sole purpose of issuing trust preferred securities for purposes of raising capital from the public and investing in debt securities of Interchange. Interchange Bank is a member of the BIF, and the deposit accounts of Interchange Bank are insured by the FDIC to the maximum extent provided by applicable law. Interchange Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.
          (d) Each direct or indirect Subsidiary of Interchange (i) is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The certificate of incorporation, bylaws and similar governing documents of each direct or indirect Subsidiary of Interchange, copies of which have been made available to TD Banknorth, are true, complete and correct as of the date of this Agreement.
          Section 4.2. Capitalization.
          (a) As of the date of this Agreement, the authorized capital stock of Interchange consists of 33,750,000 shares of Interchange Common Stock and 1,000,000 shares of Interchange Preferred Stock. As of the date of this Agreement, there were 20,293,726 shares of Interchange Common Stock issued and outstanding, no shares of Interchange Preferred Stock outstanding and 1,820,739 shares of Interchange Common Stock held in Interchange’s treasury. As of the date hereof, no shares of Interchange Stock were reserved for issuance, except for an aggregate of 1,252,634 shares of Interchange Common Stock reserved for issuance upon the exercise of outstanding Interchange Stock Options granted pursuant to the Interchange Stock Plans. As of the date hereof, there were a total of 99,984 unvested shares of restricted Interchange Common Stock outstanding under the Interchange Stock Plans. All of the issued and outstanding shares of Interchange Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 4.2(a), there are no Rights authorized, issued or outstanding with respect to the capital stock or any other equity security of Interchange. No Subsidiary of Interchange owns any shares of Interchange Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).
          (b) Section 4.2(b) of the Interchange Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding Interchange Stock Options, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for all unvested restricted shares of Interchange Common Stock under the Interchange Stock Plans.
          (c) Section 4.2(c) of the Interchange Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each direct and indirect Subsidiary of Interchange. Except as set forth in Section 4.2(c) of the Interchange Disclosure Schedule, Interchange owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Interchange’s Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither Interchange nor any Subsidiary thereof has or is bound by any Right with respect to the capital stock or any other equity security of any Subsidiary of Interchange.
          (d) Except (i) as disclosed in Section 4.2(d) of the Interchange Disclosure Schedule, (ii) for Interchange’s ownership in its Subsidiaries set forth in Section 4.2(c) of the Interchange Disclosure Schedule, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither Interchange nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.
          (e) Neither Interchange nor any Interchange Subsidiary has any Voting Debt outstanding.
          Section 4.3. Authority; No Violation.
          (a) Interchange has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the approval of this

Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding Interchange Common Stock at the Interchange Shareholders Meeting (the “Interchange Required Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate and, subject to obtainment of the Interchange Required Vote, shareholder action of Interchange and no other corporate or shareholder proceedings on the part of Interchange are necessary pursuant to the Interchange Certificate, Interchange Bylaws, the NJCBA or otherwise to approve this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Interchange and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of Interchange, enforceable against Interchange in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by Interchange nor the performance and consummation by Interchange of the transactions contemplated hereby, nor compliance by Interchange with any of the terms or provisions hereof, will (i) violate any provision of the Interchange Certificate, Interchange Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Interchange, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Interchange or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Interchange or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Interchange.
          Section 4.4. Consents and Approvals. Except for (i) the Interchange Required Vote, (ii) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (iii) the filing with the SEC in preliminary and definitive form of the Proxy Statement and related form of proxy, (iv) the filing of the Certificate of Merger with the Department of Treasury, Division of Commercial Recording of the State of New Jersey pursuant to the NJBCA, (v) any notices or filings under the HSR Act, (vi) the State Banking Approvals, (vii) the consents and approvals set forth in Section 4.4 of the Interchange Disclosure Schedule and (viii) the consents and approvals of third parties which are not Governmental Entities, as set forth on Section 4.4 of the Interchange Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by Interchange of this Agreement and (B) the consummation by Interchange of the Merger and the other transactions contemplated hereby. As of the date of this Agreement, Interchange knows of no reason relating to it why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).
          Section 4.5. SEC Documents; Other Reports; Internal and Disclosure Controls.
          (a) Except as set forth in Section 4.5(a) of the Interchange Disclosure Schedule, Interchange has filed on a timely basis all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2000 (the “Interchange SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Interchange SEC Reports complied, and each such Interchange SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.5(a) of the Interchange Disclosure Schedule, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Interchange SEC Reports. None of Interchange’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Interchange has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against Interchange by the SEC relating to disclosures contained in any Interchange SEC Report.
          (b) Interchange and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Interchange and its Subsidiaries or as set forth in Section 4.5(b) of the Interchange Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Interchange, threatened an investigation into the business or operations of Interchange or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the Interchange Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Interchange or any of its Subsidiaries.
          (c) Except as set forth in Section 4.5(c) of the Interchange Disclosure Schedule, the records, systems, controls, data and information of Interchange and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Interchange or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Interchange and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Interchange and to maintain accountability for Interchange’s assets; (iii) access to Interchange’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Interchange’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Interchange (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-14(e) and 14d-14(e) of the Exchange Act) to ensure that material information relating to Interchange and its Subsidiaries is made known to the management of Interchange by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Interchange SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Interchange’s auditors and the audit committee of Interchange’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Interchange’s ability to record, process, summarize and report financial data and have identified for Interchange’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Interchange’s internal controls. Interchange has made available to TD Banknorth a summary of any such disclosure made by management to Interchange’s auditors and the audit committee of Interchange’s Board since January 1, 2002. Interchange is in compliance with Section 404 of the Sarbanes-Oxley Act in all material respects.
          (d) Since July 30, 2002, (x) neither Interchange nor any of its Subsidiaries nor, to the Knowledge of Interchange, any director, officer, employee, auditor, accountant or representative of Interchange or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Interchange or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Interchange or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Interchange or any of its Subsidiaries, whether or not employed by Interchange or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Interchange or any of its officers, directors, employees or agents to the Interchange Board or any committee thereof or to any director or officer of Interchange.
          Section 4.6. Financial Statements; Undisclosed Liabilities.
          (a) The financial statements of Interchange (including any related notes thereto) included in the Interchange SEC Reports filed on or prior to the date hereof complied, and the financial statements of Interchange (including any related notes thereto) included in any

Interchange SEC Reports filed after the date hereof will comply, as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Interchange and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Interchange and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) Except for (i) those liabilities that are fully reflected or reserved for in accordance with U.S. GAAP in the consolidated financial statements of Interchange included in its Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, or (ii) liabilities incurred since December 31, 2005 in the ordinary course of business, neither Interchange nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and, to the best of Interchange’s Knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.
          Section 4.7. Broker’s Fees. Except for Goldman, Sachs & Co., neither Interchange nor any Interchange Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement. A true, complete and correct copy of the agreement with Goldman, Sachs & Co. relating to any such fees has previously been furnished to TD Banknorth.
          Section 4.8. Absence of Certain Changes or Events. Except as publicly disclosed in the Interchange SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the Interchange Disclosure Schedule, since December 31, 2005, (a) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Interchange and (b) prior to the date hereof, neither Interchange nor any of its Subsidiaries has (i) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights (except pursuant to the exercise of stock options); (ii) declared, set aside or paid any dividend other than regular quarterly cash dividends on Interchange Common Stock and dividends paid to the holders of trust preferred securities issued by affiliated trusts in accordance with the terms of such securities; (iii) sold, licensed, leased, encumbered, mortgaged, transferred, assigned or otherwise disposed of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; (iv) increased the compensation or fringe benefits of any present or former director or officer of Interchange or its Subsidiaries

(except for increases in salary or wages of nonexecutive officers or employees in the ordinary course of business consistent with past practice), or granted any severance or termination pay to any present or former director, officer or employee of Interchange or its Subsidiaries except in connection with terminations of employment of non-officer employees in the ordinary course of business consistent with past practice; (v) amended or terminated any Interchange Benefit Plan; (vi) made any material change in its policies and practices with respect to (x) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (y) hedging its Loan positions or commitments; (vii) made any changes in its accounting methods or method of Tax accounting, practices or policies; (viii) made or changed any material Tax election or settled or compromised any material Tax liability of Interchange or any of its Subsidiaries; or (ix) agreed to, or made any commitment to, take any of the foregoing actions.
     Section 4.9. Legal Proceedings.
     (a) Except as publicly disclosed in the Interchange SEC Reports filed with the SEC prior to the date hereof, neither Interchange nor any of its Subsidiaries is a party to any, and there are no pending or, to Interchange’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Interchange or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Interchange.
     (b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Interchange, any of its Subsidiaries or the assets of Interchange or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on Interchange.
     Section 4.10. Taxes.
     (a) Except as set forth in Section 4.10(a) of the Interchange Disclosure Schedule: (x) each of Interchange and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements included in the Interchange SEC Reports (in accordance with U.S. GAAP) for all material Taxes, whether or not shown as due on such Tax Returns; (y) to the Knowledge of Interchange, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Interchange or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the financial statements included in the Interchange SEC Reports; and (z) there are no material Liens for Taxes upon the assets of either Interchange or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with U.S. GAAP have been provided in the financial statements included in the Interchange SEC Reports.
     (b) Neither Interchange nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Interchange) filing a consolidated tax return or (ii) has any material liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
     (c) None of Interchange or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than with each other.
     (d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Interchange or any of its Subsidiaries.
     (e) None of Interchange or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
     (f) All material Taxes required to be withheld, collected or deposited by or with respect to Interchange and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
     (g) Neither Interchange nor any of its Subsidiaries has granted any currently-effective waiver of any U.S. federal, state, local or non-U.S. statute of limitations with respect to, or any currently-effective extension of a period for the assessment of, any Tax.
     (h) Neither Interchange nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code for tax years beginning before December 31, 2002.
     Section 4.11. Employees; Employee Benefit Plans.
     (a) Section 4.11(a) of the Interchange Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of Interchange or any of its Subsidiaries has any present or future right to benefits and under which Interchange or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Interchange Benefit Plans.”

     (b) With respect to each Interchange Benefit Plan, Interchange has made available to TD Banknorth a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description provided by Interchange or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Interchange Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
     (c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange, (i) each of the Interchange Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Interchange Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Interchange Benefit Plan; (iv) no Interchange Benefit Plan provides retiree welfare benefits and neither Interchange nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither Interchange nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
     (d) None of the Interchange Benefit Plans is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)), and none of Interchange, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
     (e) With respect to any Interchange Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Interchange or any of its Subsidiaries, threatened, (ii) no written communication has been received from the PBGC in respect of any Interchange Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC), or to the Knowledge of Interchange, threatened.
     (f) Except as set forth in Section 4.11(f) of the Interchange Disclosure Schedule, no Interchange Benefit Plan exists that could result in the payment to any present or former employee, director or independent consultant of Interchange or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Interchange or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.11(f) of the Interchange Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of Interchange or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.
     (g) In connection with the transactions contemplated by this Agreement or otherwise, no current or former employee or director of Interchange or its Subsidiaries has the right to compel Interchange or any of its Subsidiaries to fund (by reason of, or pursuant to, a grantor trust or any other funding mechanism) any benefit provided, or to be provided, to such employee or director.
     (h) Neither Interchange nor any Interchange Subsidiary (i) has taken any action, or has failed to take any action, that has resulted or is likely to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Interchange Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Interchange Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.
     (i) Section 4.11(i) of the Interchange Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract or plan with or which covers any present or former director, officer or employee of Interchange or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Interchange Benefit Plans or Interchange Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule.
     Section 4.12. Board Approval. On or prior to the date of this Agreement, the Interchange Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of Interchange and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) agreed to recommend that the shareholders of Interchange approve this Agreement at the Interchange Shareholders Meeting.
     Section 4.13. Compliance With Applicable Law.
     (a) Each of Interchange and its Subsidiaries is in compliance with, and is not in violation of, its respective certificate of incorporation and bylaws or equivalent constituent documents. Except as disclosed in Section 4.13(a) of the Interchange Disclosure Schedule, Interchange and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Interchange or any of its Subsidiaries (including, without limitation, the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Interchange, and neither Interchange nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Interchange. Interchange Bank is in compliance with the CRA and Interchange Bank received a CRA rating of “satisfactory” from the FDIC in its most recently completed exam.
     (b) Interchange and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange. None of Interchange, any of its Subsidiaries, or any director, officer or employee of Interchange or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     Section 4.14. Certain Contracts.
     (a) Except as publicly disclosed in the Interchange SEC Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Interchange Disclosure Schedule, neither Interchange nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by Interchange or any of its Subsidiaries in the principal amount of $500,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Interchange and its Subsidiaries, (iv) which provides for payments to be made by Interchange or any of its Subsidiaries upon a change in control thereof, (v) which provides for the indemnification by Interchange or any of its Subsidiaries of any Person; (iv) which provides for the sharing of profits, losses, costs or liabilities by Interchange or any of its Subsidiaries with any other Person, whether in the form of a joint venture, partnership or similar agreement; (vii) which (A) limits the freedom of Interchange or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, (B) requires referrals of business or requires Interchange or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis or (C) requires Interchange or any of its Subsidiaries to use any product or service of another Person on an exclusive basis or (viii) which involved payments by, or to, Interchange or any of its Subsidiaries in fiscal year 2005 of more than $500,000 or which could reasonably be expected to involve payments during fiscal year 2006 of more than $500,000 (other than pursuant to Loans originated or purchased by Interchange and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Interchange SEC Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Interchange Disclosure Schedule, is referred to herein as a “Interchange Contract.”
     (b) Except as set forth in Section 4.14(b) of the Interchange Disclosure Schedule, (i) each Interchange Contract is valid and binding on Interchange or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Interchange, is valid and binding on the other parties thereto, (ii) Interchange and each of its Subsidiaries and, to the Knowledge of Interchange, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Interchange Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Interchange or any of its Subsidiaries or, to the Knowledge of Interchange, any other party thereto, under any such Interchange Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Interchange.
     Section 4.15. Agreements With Regulatory Agencies. Neither Interchange nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each an “Interchange Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has Interchange or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Interchange Regulatory Agreement.
     Section 4.16. Proxy Statement. The information contained in the Proxy Statement (other than any information relating to TD Banknorth and its Subsidiaries provided by TD Banknorth for information in the Proxy Statement) and the information relating to Interchange and its Subsidiaries to be provided by Interchange for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof as relate only to TD Banknorth or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act.

     Section 4.17. Title to Property.
     (a) Real Property. Interchange and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, or such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Interchange and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Interchange.
     (b) Personal Property. Interchange and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as disclosed in the Interchange SEC Reports filed prior to the date hereof or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Interchange.
     (c) Leased Property. All leases of real property and all other leases material to Interchange and its Subsidiaries under which Interchange or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Interchange or such Subsidiary or, to the knowledge of Interchange, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, Interchange or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Interchange.
     Section 4.18. Insurance.
     (a) Interchange and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries of comparable size and operations to Interchange and its Subsidiaries. Section 4.18(a) of the Interchange Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Interchange and its Subsidiaries (other than insurance policies under which Interchange or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). Interchange and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18(a) of the Interchange Disclosure Schedule, Interchange Benefit Plans which are funded with insurance (as identified in such schedule) and policies insuring against potential liabilities of officers, directors and employees of Interchange and its Subsidiaries, Interchange or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
     (b) The value of all company-owned and bank-owned life insurance policies owned by Interchange or its Subsidiaries is fairly and accurately reflected in accordance with U.S. GAAP in the financial statements of Interchange and its Subsidiaries included in the Interchange SEC Reports. Section 4.18(b) of the Interchange Disclosure Schedule sets forth a true and correct summary description of all company-owned and bank-owned life insurance owned by Interchange or any of its Subsidiaries.
     Section 4.19. Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably could be expected to result in the imposition, on Interchange or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Interchange, threatened against Interchange or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Interchange. To the Knowledge of Interchange, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Interchange. To the Knowledge of Interchange, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases of any Hazardous Substance in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Interchange. Neither Interchange nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Interchange.
     Section 4.20. Opinion of Financial Advisor. Interchange has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the shareholders of Interchange from a financial point of view.
     Section 4.21. Patents, Trademarks, Etc. Interchange and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements set forth in Section 4.21 of the Interchange Disclosure Schedule, neither Interchange nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Interchange nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person.

     Section 4.22. Labor Matters. Neither Interchange nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Interchange or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel Interchange or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Interchange’s knowledge, threatened against Interchange or any of its Subsidiaries, nor is Interchange aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
     Section 4.23. Derivative Instruments and Transactions.
     (a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange, (i) all Derivative Transactions whether entered into for the account of Interchange or any of its Subsidiaries or for the account of a customer of Interchange or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Interchange or one of its Subsidiaries and, to the Knowledge of Interchange, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Interchange or its Subsidiaries and, to the Knowledge of Interchange, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Interchange’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     (b) As of March 31, 2006, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by Interchange or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Interchange and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Interchange and such Subsidiaries in accordance with U.S. GAAP consistently applied.
     Section 4.24. Investment Companies and Investment Advisers.
     (a) Neither Interchange nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.
     (b) None of Interchange, any Subsidiary of Interchange or any division of Interchange Bank is required to register as an “investment adviser” with the SEC under the Investment Advisers Act or with any Governmental Entity under any state law or regulation.

     Section 4.25. Loan Matters.
     (a) Each outstanding Loan (including Loans held for resale to investors) held by Interchange or its Subsidiaries (the “Interchange Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Interchange Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Interchange’s underwriting standards (and, in the case of Interchange Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Interchange.
     (b) Each Interchange Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Interchange’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Interchange, the loan documents with respect to each Interchange Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Interchange or its Subsidiaries and are complete and correct.
     (c) (i) Section 4.25(c) of the Interchange Disclosure Schedule sets forth a list of all Loans as of March 31, 2006 by Interchange and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Interchange or any of its Subsidiaries; (ii) except as listed in Section 4.25(c) of the Interchange Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Interchange.
     (d) Section 4.25(d) of the Interchange Disclosure Schedule identifies (A) each Interchange Loan that as of March 31, 2006 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Interchange, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Interchange Loan and the identity of the borrower thereunder, and (B) each asset of Interchange or any of its Subsidiaries that as of March 31, 2006 was classified as OREO and the book value thereof as of such date, and there has been no material adverse changes in any such information between March 31, 2006 and the date hereof.
     (e) Except as set forth in Section 4.25(e) of the Interchange Disclosure Schedule, none of the agreements pursuant to which Interchange or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
     Section 4.26. Antitakeover Provisions. Interchange has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail” or other form of antitakeover statute or regulation of any jurisdiction, including without limitation Sections 14A:10A-1 et. seq. of the NJBCA, known as the New Jersey Shareholders’ Protection Act. This Agreement and the transactions contemplated hereby have been unanimously approved by the Interchange Board and the Interchange Board (including all “Continuing Directors,” as defined) has determined that the restrictions contained in Article VII of the Interchange Certificate shall not be applicable to this Agreement or the transactions contemplated hereby.
     Section 4.27. Books and Records. The minute books of Interchange and each of its Subsidiaries contain in all material respects true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and boards of directors (including committees of their respective boards of directors).
     Section 4.28. Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TD BANKNORTH
     At least one day prior to the execution and delivery of this Agreement, TD Banknorth has delivered to Interchange a schedule (the “TD Banknorth Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of TD Banknorth’s representations or warranties contained in this Article V, or to one of TD Banknorth’s covenants contained in Article VI. Except as set forth in the corresponding section of the TD Banknorth Disclosure Schedule, TD Banknorth hereby represents and warrants to Interchange as follows:
     Section 5.1. Corporate Organization.
     (a) TD Banknorth is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TD Banknorth is a bank holding company and a financial holding company registered under the BHC Act. TD Banknorth has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. TD Banknorth is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth.
     (b) TD Banknorth, NA (i) is duly organized and validly existing and is in good standing under the laws of the United States, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TD Banknorth, and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. Upon its organization, Merger Sub will be duly organized and validly existing and in good standing under the laws of the State of New Jersey. TD Banknorth owns all of the outstanding equity securities of TD Banknorth, NA, and following the organization of Merger Sub, TD Banknorth will own all of the outstanding equity securities of Merger Sub.
     (c) TD Banknorth, NA is a national bank and is the only Subsidiary of TD Banknorth that is a depository institution (as defined at 12 U.S.C. §1813(c)(1)). TD Banknorth, NA is a member of the BIF, and the deposit accounts of TD Banknorth, NA are insured by the FDIC to the maximum extent provided by applicable law.
     Section 5.2. Authority; No Violation.
     (a) TD Banknorth has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate and shareholder action of TD Banknorth and no other corporate or shareholder proceedings on the part of TD Banknorth are necessary pursuant to the TD Banknorth Certificate, the TD Banknorth Bylaws, the DGCL or otherwise to approve and adopt this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TD Banknorth and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of TD Banknorth, enforceable against TD Banknorth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     (b) Upon its organization, Merger Sub will have full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Upon approval of this Agreement by the Board of Directors of Merger Sub and TD Banknorth in its capacity as the sole shareholder of Merger Sub, the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby will have been duly and validly approved by all requisite corporate and shareholder action of Merger Sub and no other corporate or shareholder proceedings on the part of Merger Sub will be necessary pursuant to Merger Sub’s certificate of incorporation and bylaws, the NJBCA or otherwise to approve this Agreement or to perform and consummate the transactions contemplated hereby. Upon its organization, this Agreement will be duly and validly executed and delivered by Merger Sub and following such execution and delivery (assuming due authorization, execution and delivery by the other Parties) this Agreement will constitute a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     (c) Except as set forth in Section 5.2(c) of the TD Banknorth Disclosure Schedule, neither the execution and delivery of this Agreement by TD Banknorth and Merger Sub nor the performance and consummation by TD Banknorth and Merger Sub of the transactions contemplated hereby, nor compliance by TD Banknorth and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the TD Banknorth Certificate, TD Banknorth Bylaws or any of the similar governing documents of any of TD Banknorth’s Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TD Banknorth, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TD Banknorth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TD Banknorth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on TD Banknorth.
     Section 5.3. Consents and Approvals. Except for (i) the Interchange Required Vote, (ii) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act (including by The Toronto-Dominion Bank) and the OCC under the National Bank Act and approval of such applications and notices; (iii) the filing with the SEC in preliminary and definitive form of the Proxy Statement and related form of proxy with the SEC, (iv) the filing of the Certificate of Merger with the Department of Treasury, Division of Commercial Recording of the State of New Jersey, pursuant to the NJBCA, (v) any notices or filings under the HSR Act, (vi) the State Banking Approvals, (vii) the consents and approvals set forth in Section 5.3 of the TD Banknorth Disclosure Schedule and (viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TD Banknorth, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by TD Banknorth and Merger Sub of this Agreement and (B) the consummation by TD Banknorth and Merger Sub of the Merger and the other transactions contemplated hereby. As of the date of this Agreement, TD Banknorth knows of no reason relating to it why all regulatory approvals from any

Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).
     Section 5.4 Parent Shareholder Consent. The Toronto-Dominion Bank, in its capacity as the majority stockholder of TD Banknorth, has approved this Agreement and the transactions contemplated hereby.
     Section 5.5. SEC Documents. TD Banknorth has filed on a timely basis all required reports, schedules, registration statements and other documents, together with amendments thereto, with the SEC since December 31, 2000 (the “TD Banknorth SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the TD Banknorth SEC Reports complied, and each such TD Banknorth SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the TD Banknorth SEC Reports. None of TD Banknorth’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of TD Banknorth has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and no enforcement action has been initiated against TD Banknorth by the SEC relating to disclosures contained in any TD Banknorth SEC Report.
     Section 5.6. Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc., whose fees and expenses will be paid by TD Banknorth, neither TD Banknorth nor any affiliate or Subsidiary of TD Banknorth or any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement for which Interchange, any of its Subsidiaries or any of their respective directors or officers would be liable.
     Section 5.7. Legal Proceedings. No claim, action, proceeding or investigation is pending or, to the knowledge of TD Banknorth, threatened that seeks to challenge the validity or propriety of this Agreement or the transactions contemplated hereby as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD Banknorth.
     Section 5.8. Compliance With Applicable Law. Each of TD Banknorth and its Subsidiaries is in compliance with, and is not in violation of, its respective certificate of incorporation and bylaws or equivalent constituent documents. Except as disclosed in Section 5.8 of the TD Banknorth Disclosure Schedule, TD Banknorth and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to TD Banknorth or any of its Subsidiaries (including, without limitation, the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TD Banknorth, and neither TD Banknorth nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on TD Banknorth. TD Banknorth, NA is in compliance with the CRA and TD Banknorth, NA received a CRA rating of “outstanding” from the OCC in its most recently completed exam.
     Section 5.9. Agreements With Regulatory Agencies. Except as set forth in Section 5.9 of the TD Banknorth Disclosure Schedule, neither TD Banknorth nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each a “TD Banknorth Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has TD Banknorth or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any TD Banknorth Regulatory Agreement.
     Section 5.10. TD Banknorth Information. The information relating to TD Banknorth and its Subsidiaries to be provided by TD Banknorth for inclusion in the Proxy Statement, any filing pursuant to Rule 14a-12 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     Section 5.11. Operations of Merger Sub. Merger Sub will be formed for the sole purpose of engaging in the Merger and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
     Section 5.12. Financing. TD Banknorth has or will have sufficient cash or other liquid assets or financial resources which may be used to pay the aggregate Merger Consideration.
     Section 5.13. Disclosure. The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 6.1. Conduct of Business of Interchange Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of TD Banknorth, during the period from the date of this Agreement to the Effective Time, Interchange shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).
     Section 6.2. Interchange Forbearances. Except as set forth in Section 6.2 of the Interchange Disclosure Schedule or expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Interchange shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TD Banknorth:
     (a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights, other than (A) regular quarterly cash dividends on Interchange Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof, any such quarterly dividend to have the same record and payment dates as the quarterly dividend for the comparable period in the prior year; (B) dividends paid by any of the Subsidiaries of Interchange so long as such dividends are only paid to Interchange or any of its other wholly-owned Subsidiaries, provided that no such dividend shall cause Interchange Bank to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 and the applicable regulations thereunder; and (C) dividends paid to the holders of trust preferred securities issued by affiliated trusts, in each case in accordance with the terms of such securities; (iii) or issue or commit to issue (A) any additional shares of capital stock, or any Rights with respect to shares of its capital stock, except pursuant to the exercise of Interchange Stock Options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Interchange Disclosure Schedule, or (B) any Voting Debt;
     (b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

     (c) sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of, or abandon or fail to maintain, any of its material assets, properties or other rights or agreements other than in the ordinary course of business, provided that in no event shall Interchange or any of its Subsidiaries sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of any Subsidiary, business division, branch or other operating business without, in any such case, receiving the prior written consent of TD Banknorth;
     (d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity other than a wholly-owned Subsidiary of Interchange, except for (i) foreclosures, settlements in lieu of foreclosures, troubled debt or Loan restructurings and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business, (ii) purchases of investment securities in the ordinary course of business consistent with past practice and (iii) Loans originated or acquired as permitted by Section 6.2(k);
     (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any Person, except in the ordinary course of business consistent with past practice;
     (f) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease to which Interchange or any of its Subsidiaries is a party or by which Interchange or any of its Subsidiaries or their respective properties is bound, including any contract or agreement of the type described in Section 4.14(a)(vi), other than any of the foregoing arising in the ordinary course of business consistent with past practice;
     (g) foreclose on or take a deed or title to any multi-family residential or commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose on or take a deed or title to any multi-family residential or commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance;
     (h) other than as required pursuant to existing agreements disclosed to TD Banknorth in Section 6.2(h) of the Interchange Disclosure Schedule, (i) increase the compensation or fringe benefits of or pay any incentive or bonus payments to any present or former director, officer or employee of Interchange or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, provided that, notwithstanding the foregoing, (x) such increases shall not exceed 4.0% in the aggregate, (y) the compensation of an executive officer who is party to a change-in-control agreement may not be increased without the prior written consent of TD Banknorth and (z) Interchange may pay bonuses under its Executive Incentive Plan and Management Incentive Plan in accordance with the requirements set forth in

Section 6.2(h) of the Interchange Disclosure Schedule; (ii) grant any severance or termination pay to any present or former director, officer or employee of Interchange or any of its Subsidiaries; (iii) establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Interchange Benefit Plan if it were in existence as of the date of this Agreement; (iv) except pursuant to Section 7.10(e) hereof, amend or terminate any Interchange Benefit Plan, provided that any amendment shall be provided to TD Banknorth and its counsel at least ten days prior to its proposed adoption and shall be subject to the prior approval of TD Banknorth, which shall not be unreasonably withheld; (v) increase the funding obligation or contribution rate of any Interchange Benefit Plan subject to Title IV of ERISA; (vi) hire any new employee at an annual rate of salary in excess of $75,000, provided, however, that Interchange may hire at-will employees at an annual rate of compensation not to exceed $75,000 to fill vacancies that may from time to time arise in the ordinary course of business; or (vii) increase the size of the Interchange Board;
     (i) make any capital expenditures in excess of $250,000 in the aggregate, other than expenditures budgeted in the capital expenditure budget delivered to TD Banknorth prior to the date of this Agreement;
     (j) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;
     (k) except for Loans or commitments for Loans that have previously been approved by Interchange prior to the date of this Agreement, (i) make or acquire any Loan or issue a commitment for any Loan other than in the ordinary course of business consistent with past practice and (ii) make or acquire any Loan or issue a commitment for any Loan with a principal amount in excess of $5.0 million or with a principal amount which would result in a Loan to any one borrower in excess of $5.0 million (it being agreed that any Loan or Loan commitment in excess of such amounts may be pursued by Interchange after it has provided TD Banknorth with three Business Days notice thereof unless otherwise communicated by TD Banknorth to Interchange within such period);
     (l) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;
     (m) except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than in the ordinary course of business consistent with past practice and consistent with loans made in the ordinary course of the business of Interchange and its Subsidiaries, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;
     (n) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that requires the payment by Interchange of an amount, individually or in the aggregate, in excess of $150,000, or if not requiring the payment of money, otherwise restricts the business of Interchange or any of its Subsidiaries in any material respect, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Interchange SEC Reports filed prior to the date hereof, or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;
     (o) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned subsidiaries of Interchange), or a letter of intent or agreement in principle with respect thereto;
     (p) materially change its investment securities portfolio policy or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;
     (q) make any material change in its policies and practices with respect to Loans, including without limitation policies relating to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;
     (r) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement;
     (s) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or U.S. GAAP, in each case as concurred in by Interchange’s independent public accountants;
     (t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;
     (u) make or change any material Tax election (unless required by applicable law), file any material amended Tax Returns, settle or compromise any material Tax liability of Interchange or any of its Subsidiaries or surrender any right to claim a material Tax refund, in each case other than in the ordinary course of business consistent with past practice (for purposes of this clause (u), material means $250,000 or more of Taxes); or
     (v) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.2.

     Section 6.3. TD Banknorth Forbearances. Except as otherwise contemplated or permitted by this Agreement, set forth in Section 6.3 of the TD Banknorth Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, TD Banknorth shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Interchange:
     (a) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement; or
     (b) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.3.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.1. Proxy Statement; Regulatory Filings.
     (a) Interchange shall promptly prepare a preliminary Proxy Statement and related form of proxy and file them with the SEC in accordance with the applicable rules under the Exchange Act as promptly as reasonably practicable after the date hereof. Each of Interchange and TD Banknorth agrees to use its reasonable best efforts to cause the Proxy Statement and related form of proxy to be cleared for use by Interchange under the Exchange Act as promptly as reasonably practicable after the date hereof. After the Proxy Statement and related form of proxy are cleared for use, Interchange shall promptly mail such materials to its shareholders. Interchange shall provide TD Banknorth a reasonable opportunity to review and comment on the Proxy Statement, form of proxy and any other soliciting materials, in preliminary and definitive form, as well as any amendments or supplements thereto, prior to the filing thereof with the SEC and distribution of any such documents to shareholders of Interchange.
     (b) Each of Interchange and TD Banknorth shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and other third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require TD Banknorth to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 8.2(c).
     (c) Interchange and TD Banknorth shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any material communication intended to be given by it to, any Governmental Entity regarding any of the transactions contemplated by this Agreement (other than any confidential portion thereof that relates solely to the party receiving such communication from or providing such communication to such Governmental Entity).
     (d) Each of Interchange and TD Banknorth shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application to be made by or on behalf of any Party or any of its Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Interchange further agrees to cooperate with TD Banknorth and TD Banknorth’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent registered public accounting firm in connection with the Proxy Statement and any other such statement, filing, notice or application.
     Section 7.2. Access to Information.
     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Interchange shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of TD Banknorth access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Interchange and its Subsidiaries, and, during such period, Interchange shall, and shall cause its Subsidiaries to, make available to TD Banknorth (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws or federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Interchange is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as TD Banknorth may reasonably request. Neither Interchange nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. Interchange and TD Banknorth shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     (b) All information furnished to TD Banknorth by Interchange pursuant to Section 7.2(a) shall be subject to, and TD Banknorth shall hold all such information in accordance with, the terms of the Confidentiality Agreement, dated as of March 27, 2006, between Interchange and TD Banknorth (the “Confidentiality Agreement”).
     (c) No investigation by TD Banknorth or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of Interchange set forth herein.

     Section 7.3. Shareholder Approval.
     (a) Interchange shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date hereof (the “Interchange Shareholders Meeting”) for the purpose of obtaining the Required Interchange Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the approval of this Agreement by such shareholders. The Interchange Board shall recommend approval of this Agreement by the shareholders of Interchange (the “Interchange Recommendation”) and shall not (x) withdraw, modify or qualify in any manner adverse to TD Banknorth such recommendation or (y) take any other action or make any other public statement in connection with the Interchange Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Interchange Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Interchange Recommendation, this Agreement shall be submitted to the shareholders of Interchange at the Interchange Shareholders Meeting for the purpose of approving this Agreement and nothing contained in this Section 7.3 or Section 7.4 shall be deemed to relieve Interchange of such obligation. In addition to the foregoing, during the term of this Agreement Interchange shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
     (b) Notwithstanding the foregoing, prior to obtaining the Required Interchange Vote, Interchange and the Interchange Board may effect a Change in Interchange Recommendation if and only to the extent that:
(i)	Interchange has complied in all material respects with its obligations under Section 7.4,

(ii)	the Interchange Board, after consultation with its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and

(iii)	Interchange or the Interchange Board (A) has received an unsolicited bona fide written Acquisition Proposal from a third party which the Interchange Board concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by TD Banknorth pursuant to clause (C) below, (B) has notified TD Banknorth, at least five Business Days in advance, of its intention to effect a Change in Interchange Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to TD Banknorth a copy of the relevant proposed transaction agreements, if such exist, with the Person making such Superior Proposal and (C) during the period of not less than five Business Days following Interchange’s delivery of the notice referred to in clause (B) above and prior to effecting such a Change in Interchange Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with TD Banknorth in good faith (to the extent that TD Banknorth desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
     Section 7.4. Acquisition Proposals.
     (a) Interchange agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction that could reasonably be expected to lead to, an Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to obtaining the Required Interchange Vote, Interchange receives an unsolicited bona fide Acquisition Proposal and the Interchange Board concludes in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, Interchange may, and may permit its Subsidiaries and its and their Representatives to, furnish or cause to be furnished confidential information or data to the third party making such Acquisition Proposal and participate in negotiations or discussions with such third party regarding such Acquisition Proposal to the extent that the Interchange Board concludes in good faith (after consultation with its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Interchange shall have entered into a confidentiality agreement with such third party on terms no less favorable to Interchange than the terms of Section 7.2(b) hereof, and provided further that Interchange also shall provide to TD Banknorth a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 7.4 to the extent not previously provided or made available to TD Banknorth.
     (b) Interchange will, and will cause its Subsidiaries and its and their employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than TD Banknorth with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Interchange thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Interchange will promptly (within one Business Day) following receipt of any Acquisition Proposal advise

TD Banknorth of the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep TD Banknorth apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations).
     (c) Nothing contained in this Agreement shall prevent Interchange or the Interchange Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement, and provided further that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14-9(f) under the Exchange Act) shall be deemed to be a Change in Interchange Recommendation for purposes of Article IX hereof unless the Interchange Board expressly reaffirms the Interchange Recommendation in such disclosure.
     (d) Interchange agrees that any violation of the restrictions set forth in this Section 7.4 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained Representative) of Interchange or its Subsidiaries, at the direction or with the consent or prior Knowledge of Interchange or its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by Interchange.
     Section 7.5. Legal Conditions to the Merger.
     (a) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries in connection with the Merger and the other transactions contemplated hereby and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by any Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, provided, however, that no Party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).
     (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each Party agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which it is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which litigation Interchange shall provide TD Banknorth the reasonable opportunity to participate).
     Section 7.6. Indemnification; Directors’ and Officers’ Insurance.
     (a) From and after the Effective Time, TD Banknorth shall indemnify and hold harmless each present and former director, officer and employee of Interchange or a Subsidiary of Interchange, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (including any amounts paid in a settlement effected with the prior written consent of TD Banknorth) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of Interchange or, while a director, officer or employee of Interchange, is or was serving at the request of Interchange as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Interchange Certificate as of the date hereof (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).
     (b) Without limitation of the foregoing, TD Banknorth agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective certificate of incorporation, bylaws or similar organizational documents of Interchange or any of its Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time, provided, that nothing contained in this Section 7.6(b) shall be deemed to preclude any liquidation, consolidation or merger of TD Banknorth or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. In any case in which approval by TD Banknorth, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between TD Banknorth and the Indemnified Party.
     (c) Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify TD Banknorth, but the failure to so notify shall not relieve TD Banknorth of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices TD Banknorth. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) TD Banknorth shall have the right to assume the defense thereof and TD Banknorth shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if TD Banknorth elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between TD Banknorth and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to TD Banknorth, and TD Banknorth shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) TD Banknorth and the Indemnified Parties will cooperate reasonably in the defense of any such matter, (iii) TD Banknorth shall not be liable for any settlement effected without its prior written consent and (iv) TD Banknorth shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.
     (d) Prior to the Effective Time, TD Banknorth shall use its reasonable best efforts to cause the persons serving as directors and officers of Interchange immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Interchange (provided that TD Banknorth may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to Interchange’s existing coverage limits and which is not less advantageous to such directors and officers) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall TD Banknorth be required to expend for any one year more than an amount equal to 200% of the current annual amount expended by Interchange to maintain such insurance (the “Insurance Amount”), and further provided that if TD Banknorth is unable to maintain or obtain the insurance called for by this Section 7.6(d) as a result of the preceding provision, TD Banknorth shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.
     (e) If after the Effective Time TD Banknorth or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of TD Banknorth shall assume the obligations of TD Banknorth set forth in this Section 7.6 and under Section 7.10.
     (f) Following the Effective Time, TD Banknorth shall not knowingly take, directly or indirectly, any action that would or would reasonably be expected to materially impair the ability of TD Banknorth to fulfill its obligations under this Section 7.6 or under Section 7.10.
     (g) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     Section 7.7. Advice of Changes. Each of Interchange and TD Banknorth shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse

Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.
     Section 7.8. Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date of this Agreement, Interchange shall furnish to TD Banknorth (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of Interchange and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Interchange Board or any committee thereof relating to the financial and risk performance of Interchange. In addition, Interchange shall furnish TD Banknorth with a copy of each report filed by Interchange or any of its Subsidiaries with a Governmental Entity within three Business Days following the filing thereof. All information furnished by Interchange to TD Banknorth pursuant to this Section 7.8 shall be held in confidence in accordance with the terms of the Confidentiality Agreement.
     Section 7.9. Transition Matters.
     (a) Commencing following the date hereof, TD Banknorth and Interchange shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of Interchange and its Subsidiaries with those of TD Banknorth and its Subsidiaries following the Effective Time.
     (b) Prior to the Effective Time, each of Interchange and its Subsidiaries shall, consistent with U.S. GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of TD Banknorth, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 8.1(a) and 8.1(b); and provided further that in any event, no accrual or reserve made by Interchange or any of its Subsidiaries pursuant to this Section 7.9(b) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Interchange or its management with any such adjustments.
     (c) Prior to the Effective Time, Interchange agrees to complete the liquidation and dissolution of Clover Leaf Mortgage Company and any other inactive direct or indirect Subsidiary of Interchange as may be requested by TD Banknorth not less than 30 days prior to the anticipated Closing Date.

     Section 7.10. Employee Benefit Plans.
     (a) Prior to the Effective Time, TD Banknorth shall take all reasonable action so that employees of Interchange and its Subsidiaries who become employees of TD Banknorth and its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each TD Banknorth employee benefit plan of general applicability (collectively, the “TD Banknorth Benefit Plans”) to the same extent as similarly-situated employees of TD Banknorth and its Subsidiaries (it being understood that inclusion of the employees of Interchange and its Subsidiaries in the TD Banknorth Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of Interchange or its Subsidiaries under any equity compensation plan of TD Banknorth shall be discretionary with TD Banknorth). To the extent that Continuing Employees are not entitled to participate in any TD Banknorth Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of Interchange and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such TD Banknorth Benefit Plan, provided that in no event shall TD Banknorth be required to continue any employee benefit plan, program or arrangement of Interchange for which there is no corresponding TD Banknorth Benefit Plan. TD Banknorth shall cause each TD Banknorth Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the TD Banknorth Benefit Plans (other than for benefit accruals under TD Banknorth’s defined benefit pension plan, supplemental retirement plan and supplemental retirement agreements) the service of such employees with Interchange and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by Interchange and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. TD Banknorth shall assume and honor the accrued but unused vacation and sick time of the Continuing Employees at the Effective Time under the applicable policies of Interchange, as set forth on Section 7.10(a) of the Interchange Disclosure Schedule.
     (b) If Continuing Employees become eligible to participate in a medical, dental, health or disability plan of TD Banknorth or its Subsidiaries, TD Banknorth shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of TD Banknorth and are covered under the applicable medical, health, dental or disability plans of Interchange, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their covered dependents during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous Interchange Benefit Plan prior to the Effective Time.
     (c) An employee of TD Banknorth or any of its Subsidiaries who was an employee of Interchange or any of its Subsidiaries immediately prior to the Effective Time (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated during the one-year period following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the severance plan for Interchange adopted by TD Banknorth in connection with the transactions contemplated hereby (a copy of which Interchange acknowledges has been delivered to it).
     (d) As of the Effective Time, TD Banknorth shall assume and honor and shall cause the appropriate Subsidiaries of TD Banknorth to assume and honor in accordance with their terms all Interchange Benefit Plans, including all written employment, termination, severance, change in control and other compensation agreements, existing immediately prior to the execution of this Agreement which have been disclosed in Section 4.11(a) of the Interchange Disclosure Schedule, except as otherwise provided in the agreements referred to in Section 7.10(i) below. TD Banknorth acknowledges and agrees that the consummation of the Merger constitutes a “Change in Control” for purposes of the Interchange Benefit Plans.
     (e) With respect to each Interchange Benefit Plan subject to Section 409A of the Code, Interchange agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to TD Banknorth and its counsel at least ten days prior to their proposed adoption by Interchange or Interchange Bank and shall be subject to the prior approval of TD Banknorth, which shall not be unreasonably withheld.
     (f) Except as otherwise provided in this Section 7.10, nothing contained in this Section 7.10 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Interchange Benefit Plan, TD Banknorth Benefit Plan or other contracts, arrangements, commitments or understandings in accordance with their terms and applicable law, provided that no such amendment, modification or termination shall reduce or eliminate a vested benefit.
     (g) Interchange shall cooperate in providing information reasonably requested by TD Banknorth that is necessary for TD Banknorth to prepare and distribute notices that TD Banknorth may desire prior to the Effective Time under the Workers Adjustment and Retraining Notification Act of 1988.
     (h) For a period of six months following the Effective Time, TD Banknorth shall make available (through written notice or its website) to employees of Interchange and its Subsidiaries whose employment was terminated at or following the Effective Time other than for cause, disability or retirement, and who requests to be so notified, of opportunities for positions with TD Banknorth or any of its Subsidiaries for which TD Banknorth reasonably believes such persons are qualified and shall consider any application submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of TD Banknorth.

     (i) Concurrently with the execution of this Agreement, (i) Interchange and TD Banknorth shall enter into a Termination and Release Agreement with each of Anthony S. Abbate, Anthony J. Labozzetta, Patricia D. Arnold, Charles T. Field and Frank R. Giancola substantially in the form set forth in Section 7.10(i)(x) of the Interchange Disclosure Schedule and (ii) TD Banknorth shall enter into a Consulting and Noncompetition Agreement with Anthony S. Abbate substantially in the form set forth in Section 7.10(i)(y) of the Interchange Disclosure Schedule (collectively, the “Related Agreements”).
     Section 7.11. The Bank Merger. TD Banknorth and Interchange agree to take all action necessary and appropriate to cause Interchange Bank to merge with and into TD Banknorth, NA in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, it being the intention of Interchange and TD Banknorth that the Bank Merger be consummated immediately following the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, (a) TD Banknorth shall (i) cause the Board of Directors of TD Banknorth, NA to approve the Bank Merger Agreement, (ii) cause TD Banknorth, NA to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of TD Banknorth, NA, and (b) Interchange shall (i) cause the Board of Directors of Interchange Bank to approve the Bank Merger Agreement, (ii) cause Interchange Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Interchange Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.
     Section 7.12. Publicity. TD Banknorth and Interchange shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably withheld, provided, however, that TD Banknorth and Interchange may, without the prior consent of the other (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market, as applicable. Without limiting the reach of the preceding sentence, TD Banknorth and Interchange shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Interchange and its Subsidiaries shall (i) consult with TD Banknorth regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (ii) provide TD Banknorth with shareholder lists of Interchange and (iii) use reasonable best efforts, at the expense of TD Banknorth, to facilitate contact by TD Banknorth with shareholders of Interchange and other prospective investors.
     Section 7.13. Merger Sub. Subject to the receipt of any required approval of a Governmental Entity, TD Banknorth shall cause Merger Sub to be organized under the laws of the State of New Jersey promptly after the execution of this Agreement. Following the organization of Merger Sub, TD Banknorth shall (i) cause Merger Sub to execute and deliver this Agreement and take all necessary action to complete the Merger, subject to the terms and conditions hereof, and (ii) adopt and ratify this Agreement in its capacity as the sole shareholder of Merger Sub.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. The Interchange Required Vote shall have been duly obtained by Interchange.
     (b) Regulatory Approvals. All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
     (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby.
     Section 8.2. Conditions to Obligations of TD Banknorth and Merger Sub. The obligations of TD Banknorth and Merger Sub to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by TD Banknorth, at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Interchange set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.2(a) through (d), which shall be true and correct in all material respects, and Section 4.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Interchange. TD Banknorth shall have received a certificate signed on behalf of Interchange by the Chief Executive Officer and Chief Financial Officer of Interchange to the foregoing effect.

     (b) Performance of Obligations of Interchange. Interchange shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TD Banknorth shall have received a certificate signed on behalf of Interchange by the Chief Executive Officer and the Chief Financial Officer of Interchange to the foregoing effect.
     (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition which would have or would be reasonably likely to have a Material Adverse Effect on TD Banknorth (measured on a scale relative to Interchange under clause (a) of the definition of this term).
     (d) Certificate as to Shares Outstanding. TD Banknorth shall have received a certificate signed on behalf of Interchange by the Chief Executive Officer and the Chief Financial Officer of Interchange specifying the number of shares of Interchange Common Stock and Interchange Stock Options outstanding immediately prior to the Effective Time.
     (e) Related Agreements. The Related Agreements shall have been duly executed and delivered by Interchange and each executive officer of Interchange who is a party thereto, and Interchange and each such executive officer shall have performed in all material respects all obligations required to be performed by such party thereunder at or prior to the Effective Time.
     Section 8.3. Conditions to Obligations of Interchange. The obligations of Interchange to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by Interchange, at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties of TD Banknorth. The representations and warranties of TD Banknorth set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on TD Banknorth. Interchange shall have received a certificate signed on behalf of TD Banknorth by the Chief Executive Officer and Chief Financial Officer of TD Banknorth to the foregoing effect.
     (b) Performance of Obligations of TD Banknorth and Merger Sub. Each of TD Banknorth and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Interchange shall have received a certificate signed on behalf of TD Banknorth by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

ARTICLE IX
TERMINATION AND AMENDMENT
     Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:
     (a) by mutual consent of TD Banknorth and Interchange in a written instrument, if the Board of Directors of each of TD Banknorth and Interchange so determines;
     (b) by TD Banknorth or Interchange if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated by this Agreement and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;
     (c) by TD Banknorth or Interchange if the Effective Time shall not have occurred on or before March 31, 2007, unless the failure of the Effective Time to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;
     (d) by TD Banknorth or Interchange (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if in the case of TD Banknorth, Interchange, and in the case of Interchange, TD Banknorth, shall have breached (i) any of the covenants or agreements made by such other Party herein or (ii) any of the representations or warranties made by such other Party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching Party not to consummate the transactions contemplated hereby under Article VIII hereof;
     (e) by TD Banknorth or Interchange if the Interchange Required Vote shall not have been obtained upon a vote taken thereon at the Interchange Shareholders Meeting or at any adjournment or postponement thereof;
     (f) by TD Banknorth if (i) the Interchange Board shall have failed to recommend approval of this Agreement by the shareholders of Interchange or shall have effected a Change in Interchange Recommendation (or shall have publicly disclosed its intention to do so), whether or not permitted by this Agreement, or (ii) Interchange shall have materially breached its obligations under Section 7.3(a) by failing to call, give notice of, convene and hold the Interchange Shareholders Meeting in accordance with Section 7.3(a); or
     (g) by TD Banknorth if a tender offer or exchange offer for 25% or more of the outstanding shares of Interchange Common Stock is commenced (other than by TD Banknorth or a Subsidiary thereof), and the Interchange Board recommends that the shareholders of Interchange tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act.
     Section 9.2. Effect of Termination.
     (a) In the event of termination of this Agreement by TD Banknorth or Interchange as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and no Party, any of its Subsidiaries or any of its officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(c), the confidentiality obligations of Section 7.8, Section 9.2 and Section 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
     (b) Interchange shall pay TD Banknorth the sum of $20.0 million (the “Termination Fee”) if this Agreement is terminated as follows:
(i)	if this Agreement is terminated by TD Banknorth pursuant to Section 9.1(f) or (g), then Interchange shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii)	if this Agreement is terminated by (A) TD Banknorth pursuant to Section 9.1(d) because of Interchange’s willful breach of any representation, warranty, covenant or agreement under this Agreement, (B) TD Banknorth or Interchange pursuant to Section 9.1(e), or (C) TD Banknorth or Interchange pursuant to Section 9.1(c) without a vote of the shareholders of Interchange contemplated by this Agreement at the Interchange Shareholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to Interchange shall have been publicly announced or otherwise communicated or made known to the senior management or the Interchange Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Interchange Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then Interchange shall pay (x) the sum of $5.0 million to TD Banknorth on the second Business Day following such termination, and (y) if within 18 months after such termination Interchange or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Interchange shall pay the remainder of the Termination Fee payable to TD Banknorth on the date of such execution or consummation.
     (c) Any Termination Fee or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by TD Banknorth in writing to Interchange.

     (d) Interchange acknowledges that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by Interchange, TD Banknorth would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Interchange fails to pay the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Interchange shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by TD Banknorth in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
     (e) Notwithstanding anything to the contrary contained herein, Interchange shall be obligated, subject to the terms of this Section 9.2, to pay only one Termination Fee.
     Section 9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Interchange, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval, and further provided that after any such approval by shareholders of Interchange, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the Interchange shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     Section 9.4. Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

          Section 10.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as provided in Section 9.2 hereof.
          Section 10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Interchange, to:

Interchange Financial Services Corporation
Park 80 West/Plaza Two
Saddle Brook, New Jersey 07663
Attn: Anthony S. Abbate
President and Chief Executive Officer
Fax: (201) 843-3945

with a copy (which shall not constitute notice) to:

Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, NW
Suite 800
Washington, DC 20006
Attn: Richard A. Schaberg, Esq.
Fax: (202) 626-1930

(b)	if to TD Banknorth, to:

TD Banknorth Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attn: William J. Ryan
Chairman, President and Chief Executive Officer
Fax: (207) 761-8587

with a copy (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005
Attn: Gerard L. Hawkins
Fax: (202) 347-2172
          Section 10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars. No provision of this Agreement shall be construed to require a Party or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.
          Section 10.5. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
          Section 10.6. Entire Agreement. This Agreement (including the exhibits and the disclosure schedules hereto and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.
          Section 10.7. Governing Law; Jurisdiction; Waiver of Jury Trial
          (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable). Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.
          (b) Each Party irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.
          (c) Each Party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implications of this waiver, (c) each Party makes this waiver voluntarily and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7(c).
          Section 10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party or its shareholders. Upon any such determination, Interchange and TD Banknorth shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
          Section 10.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of Interchange or TD Banknorth hereunder shall be assigned by Interchange or TD Banknorth (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder other than with respect to the provisions of Section 7.6, which shall inure to the benefit of the directors and officers of Interchange referred to therein and their respective heirs and personal representatives, who are intended to be third-party beneficiaries thereof.

          Section 10.10. Alternative Structure. Notwithstanding any provisions of this Agreement to the contrary, TD Banknorth may at any time change the structure of the Merger and/or the Bank Merger, provided that in any such case no such change shall (i) alter or change the amount or kind of the Merger Consideration, (ii) materially increase the overall amount of federal, state or local taxes resulting from the Merger or (iii) materially impede or delay consummation of the Merger. In the event TD Banknorth elects to make such a change, the Parties agree to execute appropriate documents to reflect the change.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

INTERCHANGE FINANCIAL SERVICES CORPORATION

By:	/s/ Anthony S. Abbate

Name: Anthony S. Abbate
Title: President and Chief
Executive Officer

TD BANKNORTH INC.

By:	/s/ Peter J. Verrill

Name: Peter J. Verrill
Title: Vice Chairman and Chief
Operating Officer

EXHIBIT A
SHAREHOLDER AGREEMENT
     SHAREHOLDER AGREEMENT (the “Agreement”), dated as of April 13, 2006, by and between                                                                                 , a shareholder (“Shareholder”) of Interchange Financial Services Corporation (“Interchange”), a New Jersey corporation, and TD Banknorth Inc. (“TD Banknorth”), a Delaware corporation. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
     WHEREAS, TD Banknorth and Interchange are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which Interchange will merge with and into a newly-formed transitory subsidiary of TD Banknorth on the terms and conditions set forth therein (the “Merger”); and
     WHEREAS, Annex I hereto sets forth all shares of Interchange Common Stock over which the Shareholder has voting and dispositive power (such shares, together with all shares of Interchange Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and
     WHEREAS, in order to induce TD Banknorth to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Interchange and not in any other capacity, has agreed to enter into and perform this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of Interchange, or in connection with any written consent of the shareholders of Interchange at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of Interchange, Shareholder shall:
     (i) appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
     (ii) vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Interchange contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.
     2. No Transfers. After the date hereof and prior to the Interchange Shareholders Meeting (as defined in the Merger Agreement), Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to the Interchange Shareholder Meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of Interchange who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such shareholder, and (vi) such transfers as TD Banknorth may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
     3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with TD Banknorth as follows:
     A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
     B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
     D. Ownership of Shares. Shareholder (or an affiliate of shareholder) has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.
     4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to TD Banknorth if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, TD Banknorth will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that TD Banknorth has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with TD

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Banknorth’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, TD Banknorth shall have the right to inform any third party that TD Banknorth reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of TD Banknorth hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with TD Banknorth set forth in this Agreement may give rise to claims by TD Banknorth against such third party.
     5. Term of Agreement; Termination.
     A. The term of this Agreement shall commence on the date hereof.
     B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
     6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     7. Notices. Notices may be provided to TD Banknorth and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.
     8. Miscellaneous.
     A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
     B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Interchange, and no covenant contained herein

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shall apply to Shareholder in his or her capacity as a director, officer or employee of Interchange or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of Interchange.
     C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
     E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

TD BANKNORTH INC.

By:

Name: Peter J. Verrill
Title: Vice Chairman and Chief
Operating Officer

SHAREHOLDER:

(Signature)

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ANNEX I
SHAREHOLDER AGREEMENT

Shares of Interchange
Common Stock
Beneficially Owned
Name and Address of	(exclusive of unexercised	Options on Interchange
Shareholder	stock options)	Common Stock